Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160



               SILGAN ANNOUNCES RECORD EARNINGS FOR BOTH FULL YEAR
                            AND FOURTH QUARTER 2008;
                   ANTICIPATES FURTHER EARNINGS GROWTH IN 2009


STAMFORD, CT, February 3, 2009 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported record full year 2008 net income of $131.6 million, or $3.44 per diluted share, as compared to full year 2007 net income of $122.8 million, or $3.22 per diluted share. Results for 2008 included pre-tax rationalization charges of $12.2 million, or $0.25 per diluted share net of tax which includes the impact of a tax valuation allowance related to the rationalization activity. Results for 2007 included pre-tax rationalization charges of $5.7 million, or $0.10 per diluted share net of tax. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release. In addition, the Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to free cash flow, a Non-GAAP financial measure, which adjusts net cash provided by operating activities for capital expenditures and changes in outstanding checks.


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SILGAN HOLDINGS
February 3, 2009
Page 2


"We are pleased with our results for 2008, with adjusted net income per diluted share increasing over 11 percent," said Tony Allott, President and CEO. "Our metal food container business improved earnings and maintained strong operating margins in 2008 with volume growth and solid manufacturing performance which offset inflationary pressures and the impact of inventory reductions. Our plastic container business benefited from a significant decrease in resin costs in the fourth quarter of 2008 which allowed for a recapture of some of the negative lag effect of passing through resin inflation experienced over the past few years. Both our plastic container and closures businesses successfully managed costs in the wake of generally soft market demand in 2008," continued Mr. Allott. "We believe the strong performance across each of our businesses in the face of the challenges of 2008 further demonstrates the strength and stability of our business franchises. We expect this strength to continue, and as a result we anticipate further earnings growth in 2009," concluded Mr. Allott.

Highlights of the Company's  performance in 2008 include:

     o Achieved record net sales and record income from operations and increased adjusted net income per diluted share by 11.1 percent over the prior year.

     o    Improved operating performance in each of the business segments.

     o Generated approximately $345 million of net cash from operating activities and free cash flow of approximately $181 million.

     o Continued to strengthen the balance sheet in a time of volatile credit markets with term loan repayments of $94 million and disciplined investment strategies, while increasing cash and cash equivalents to $163 million.

     o Improved the Company's leverage ratio under its credit agreement to less than 2 times.

     o Continued the consolidation of the global vacuum closures industry with the acquisitions of the Vem de Tapas Metalicas business in Spain, the Vac Vem business in China and the White Cap operations in Brazil.

     o    Invested   over  $122  million  in  capital  to  support   growth  and
          productivity improvements and continued to deliver attractive returns on assets in each of our operating segments.


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SILGAN HOLDINGS
February 3, 2009
Page 3


     o Continued the consolidation of our operational footprint by completing the shut down of four production facilities.

     o Maintained selling, general and administrative costs at 5.1 percent of sales, despite significant inflation over much of the year, through tight cost control and the consolidation of certain activities in our European operations.

     o Increased the cash dividend by 6.25 percent to $0.68 annually per share.

Full Year

Net sales for the full year 2008 were a record $3.12 billion, an increase of $198.0 million, or 6.8 percent, as compared to $2.92 billion in 2007. This increase was largely the result of higher average selling prices across all businesses largely attributable to the pass through of higher raw material and other manufacturing costs, favorable foreign currency translation and increased volumes in the metal food container and closure businesses, partially offset by a slight decline in volumes in the plastic container business.

Income from operations for 2008 was $264.7 million, an increase of $5.5 million, or 2.1 percent, as compared to $259.2 million for 2007, while operating margin decreased to 8.5 percent from 8.9 percent for the same periods. The increase in income from operations was a result of strong earnings across all businesses, partially offset by a $6.5 million increase in rationalization charges.
Operating margin was negatively impacted by significant inflation in raw material and other manufacturing costs and the impact of certain inventory reductions at year end.

Interest and other debt expense for the full year 2008 was $60.2 million, a decrease of $5.8 million as compared to 2007. This decrease was primarily due to lower market interest rates and higher interest income attributable to more cash and cash equivalents held during 2008, partially offset by the effects of higher average borrowings as the Company maintained higher revolving loan borrowings as it remained cautious concerning the current credit crisis.

The Company's effective tax rate for 2008 was 35.7 percent as compared to 36.5 percent in 2007. The 2008 effective tax rate benefited from tax credits relating to certain non-recurring state tax incentives and research and development credits approved by Congress during the fourth quarter


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

SILGAN HOLDINGS
February 3, 2009
Page 4


of 2008, partially offset by a valuation allowance against tax positions in Turkey related to the Company's decision to close the operating facility.

The Company's free cash flow for 2008 was $180.7 million versus $117.5 million in 2007. This increase in free cash flow was due primarily to a reduction in working capital for year end 2008, lower capital expenditures and improved earnings.

Metal Food Containers

Net sales of the metal food container business were $1.79 billion in 2008, an increase of $105.9 million, or 6.3 percent, as compared to $1.68 billion in 2007. This increase was primarily attributable to higher average selling prices resulting from the pass through of higher raw material and other manufacturing costs as well as slightly higher unit volumes.

Income from operations of the metal food container business in 2008 was $162.2 million, an increase of $10.9 million as compared to $151.3 million in 2007, and operating margin increased to 9.1 percent from 9.0 percent over the same periods despite the mathematical consequence of passing through significant manufacturing cost inflation during the year. This improvement was primarily a result of benefits derived from continued cost control and manufacturing efficiencies, a decrease in rationalization charges of $2.2 million and slightly higher unit volumes, partially offset by the negative effects of a substantial reduction in inventories during the fourth quarter of 2008 due, in part, to an apparent customer buy ahead and the impact of higher depreciation expense. Rationalization charges were $3.3 million and $5.5 million for the years ended 2008 and 2007, respectively.

Closures

Net sales of the closures business were $682.8 million for 2008, an increase of $67.6 million, or 11.0 percent, as compared to $615.2 million in 2007. This increase was primarily the result of slightly higher unit volumes which included sales from operations acquired in 2008 in Brazil, Spain and China, favorable foreign currency translation and higher average selling prices due to the pass through of higher raw material costs, partially offset by the impact from weaker demand for single-serve beverage products later in 2008.


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SILGAN HOLDINGS
February 3, 2009
Page 5


Income from operations in the closures business for 2008 decreased $6.4 million to $59.8 million, as compared to $66.2 million in 2007, and operating margin decreased to 8.8 percent from 10.8 percent over the same periods. This decrease was primarily attributable to rationalization charges of $7.9 million in 2008 related to the shut down of the manufacturing facility in Turkey and the consolidation of various administrative positions in Europe as well as significant inflation in manufacturing and other costs. This decrease was largely offset by rationalization benefits, ongoing cost controls, improved manufacturing efficiencies and slightly higher unit volumes.

Plastic Containers

Net sales of the plastic container business were $651.9 million in 2008, an increase of $24.5 million, or 3.9 percent, as compared to $627.4 million in 2007. This increase was principally attributable to higher average selling prices as a result of the pass through of higher raw material costs, partially offset by slightly lower unit volumes due to general market declines.

Income from operations in the plastic container business was $54.8 million, an increase of $4.6 million as compared to 2007, and operating margin increased to
8.4 percent from 8.0 percent over the same periods. Income from operations increased primarily due to the benefit from the lag effect of passing through significant resin price declines which occurred in the fourth quarter of 2008. Additionally, ongoing cost controls, rationalization benefits and improved manufacturing performance partially offset manufacturing cost inflation and a slight decline in unit volumes.

Fourth Quarter

The Company reported net income for the fourth quarter of 2008 of $24.4 million, or $0.64 per diluted share, as compared to net income for the fourth quarter of 2007 of $19.9 million, or $0.52 per diluted share. The results for the fourth quarter of 2008 included pre-tax rationalization charges of $2.3 million, or $0.05 per diluted share net of tax, while the results for the fourth quarter of 2007 included pre-tax rationalization charges of $1.7 million, or $0.03 per diluted share net of tax. As a result, adjusted net income per diluted share for the fourth quarter of 2008 was $0.69 as compared to $0.55 in the prior year quarter.


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SILGAN HOLDINGS
February 3, 2009
Page 6


Net sales for the fourth quarter of 2008 increased $57.8 million, or 8.5 percent, to $741.6 million as compared to $683.8 million in the fourth quarter of 2007. This increase was principally the result of higher average selling prices in the metal food container business and for metal closures in the closures business due to price increases in response to higher raw material and other manufacturing costs as well as significantly higher unit volumes in the metal food container business partly as a result of an apparent customer buy ahead. These benefits were partially offset by an unfavorable foreign currency translation and lower unit volumes in the closures and plastic container businesses.

Income from operations for the fourth quarter of 2008 was $50.3 million, an increase of $4.3 million over the same period in 2007. This increase was primarily due to the benefit in the plastic container business from the lag effect of passing through significant resin price declines which occurred in the fourth quarter of 2008. Also benefiting the quarter were significantly stronger unit volumes in the metal food container business. These benefits were partially offset by further inflation in tin plate steel costs recognized in the quarter and the negative absorption of fixed costs due to a sizeable decrease of inventories in the metal food container business as volumes benefited from an apparent customer buy ahead.

Interest and other debt expense for the fourth quarter of 2008 was $13.9 million, a decrease of $1.8 million as compared to the fourth quarter of 2007. This decrease resulted primarily from lower market interest rates, partially offset by higher outstanding borrowings primarily as a result of the third quarter 2008 revolving loan borrowing that the Company made as it remained cautious concerning the current credit crisis. All domestic revolving loans and $94 million of term loans were repaid prior to year end. However, in light of the ongoing credit crisis, the Company chose to hold $163 million of cash and cash equivalents on the balance sheet at year end.

The effective tax rate for the fourth quarter of 2008 was 33.0 percent as compared to 34.4 percent for the same period in 2007. The decrease in the effective tax rate was principally due to the benefit of certain state tax credits and the impact of the full year benefit from the recently approved research and development credit.


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SILGAN HOLDINGS
February 3, 2009
Page 7


Dividend

On December 15, 2008, the Company paid a quarterly cash dividend in the amount of $0.17 per share to holders of record of common stock of the Company on December 1, 2008. This dividend payment aggregated $6.5 million.

Outlook for 2009

The Company currently estimates that its adjusted net income per diluted share for the full year 2009, which excludes rationalization charges, will be in the range of $3.75 to $3.95, benefiting from capital investments made in 2008, ongoing rationalization benefits, continued focus on cost reduction and productivity improvements, steady volumes in the metal food container and plastic container businesses and lower interest expense, partially offset by inflation in manufacturing and other costs, increased pension expense and an anticipated decline in unit volumes in the closures business associated with single-serve beverage products.

Net sales in the metal food container business are expected to increase in 2009 as compared to 2008 primarily as a result of price increases to pass through higher raw material and other manufacturing costs. Operating profit in the metal food container business is expected to show modest improvement, as the benefit from returning to a more normal inventory level, ongoing cost reductions and productivity initiatives and other benefits derived from capital investments should more than offset anticipated inflation in manufacturing and other costs and incremental pension expense. Net sales in the closures business are expected to decrease in 2009, primarily attributable to decreased unit volumes for the beverage market and the effect of unfavorable foreign currency translation, partially offset by an increase in the average selling price due to the pass through of higher steel costs in excess of reductions in the average selling price of plastic closures associated with lower resin costs. Operating profit in the closures business is expected to be flat, as the 2008 rationalization benefits, ongoing cost reductions and productivity improvements are expected to be offset by manufacturing and other cost inflation, higher pension expense and the impact of unfavorable foreign currency translation. In the plastic container business, net sales are expected to decrease as a result of the pass through of lower resin costs. Unit volumes for 2009 in the plastic container business are expected to be flat versus 2008, as growth projects are offset by the anticipated impact from continued demand weakness.


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SILGAN HOLDINGS
February 3, 2009
Page 8


Operating profit in the plastics container business is expected to decline modestly as the benefit from the lag effect of the pass through of resin cost changes is expected to be less favorable than it was in the fourth quarter of 2008 and productivity enhancements are expected to be largely offset by inflation in manufacturing and other costs and higher pension expense.

The Company expects interest expense to decrease in 2009 as compared to 2008, primarily due to anticipated lower market interest rates and lower outstanding debt balances resulting from 2008 debt amortization payments, the favorable impact of foreign currency translation and the utilization of cash balances instead of revolving loan borrowings for seasonal working capital. The magnitude of this decline may be mitigated to the extent the Company maintains higher than currently anticipated cash balances in light of its concerns with the credit market.

The Company currently estimates that free cash flow in 2009 will be consistent with 2008. Higher working capital and the likely decision to fund incremental pension contributions are expected to be offset by lower capital expenditures and increased earnings. Working capital is expected to increase as a result of a return to more normal inventory levels and the impact of significant tin plate steel inflation.

The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2009, which excludes rationalization charges, in the range of $0.65 to $0.75, as compared to adjusted net income per diluted share of $0.63 in the first quarter of 2008. Given the apparent fourth quarter 2008 buy ahead of metal food containers and metal closures, as customers likely attempted to avoid some of the coming inflation in tin plate steel costs, the Company is currently expecting weaker initial demand for these products in the first quarter of 2009.


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SILGAN HOLDINGS
February 3, 2009
Page 9


Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the fourth quarter and full year 2008 at 11:00 a.m. eastern time on February 4, 2009. The toll free number for domestic callers is (888) 727-7656, and the number for international callers is (913) 312-0706. For those unable to listen to the live call, a taped rebroadcast will be available through February 18, 2009. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 1141552.

                                      * * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2008. Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2007 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *


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                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                   For the quarter and year ended December 31,
                 (Dollars in millions, except per share amounts)


                                                            Fourth Quarter                Year Ended
                                                            --------------                ----------
                                                           2008        2007            2008        2007
                                                           ----        ----            ----        ----
Net sales                                                 $741.6      $683.8         $3,121.0    $2,923.0

Cost of goods sold                                         643.5       599.8          2,683.5     2,509.3
                                                          ------      ------         --------    --------
  Gross profit                                              98.1        84.0            437.5       413.7

Selling, general and administrative expenses                45.5        36.3            160.6       148.8

Rationalization charges                                      2.3         1.7             12.2         5.7
                                                          ------      ------         --------    --------
  Income from operations                                    50.3        46.0            264.7       259.2

Interest and other debt expense                             13.9        15.7             60.2        66.0
                                                          ------      ------         --------    --------
  Income before income taxes                                36.4        30.3            204.5       193.2

Provision for income taxes                                  12.0        10.4             72.9        70.4
                                                          ------      ------         --------    --------
  Net income                                              $ 24.4      $ 19.9         $  131.6    $  122.8
                                                          ======      ======         ========    ========

Earnings per share:
  Basic net income per share                               $0.64       $0.53            $3.47       $3.26
  Diluted net income per share                             $0.64       $0.52            $3.44       $3.22

Cash dividends per common share                            $0.17       $0.16            $0.68       $0.64

Weighted average shares (000's):
  Basic                                                   37,995      37,738           37,889      37,674
  Diluted                                                 38,344      38,213           38,286      38,165



                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                   For the quarter and year ended December 31,
                              (Dollars in millions)

                                                     Fourth Quarter               Year Ended
                                                     --------------               ----------
                                                    2008       2007            2008        2007
                                                    ----       ----            ----        ----
Net sales:
   Metal food containers                           $440.2     $384.7         $1,786.3    $1,680.4
   Closures                                         151.1      144.4            682.8       615.2
   Plastic containers                               150.3      154.7            651.9       627.4
                                                   ------     ------         --------    --------
      Consolidated                                 $741.6     $683.8         $3,121.0    $2,923.0
                                                   ======     ======         ========    ========

Income from operations:
   Metal food containers (a)                       $ 27.4     $ 32.1         $  162.2    $  151.3
   Closures (b)                                       6.4        7.8             59.8        66.2
   Plastic containers (c)                            19.6        7.6             54.8        50.2
   Corporate                                         (3.1)      (1.5)           (12.1)       (8.5)
                                                   ------     ------         --------    --------
      Consolidated                                 $ 50.3     $ 46.0         $  264.7    $  259.2
                                                   ======     ======         ========    ========




                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  December 31,
                              (Dollars in millions)

                                                        2008              2007
                                                        ----              ----
Assets:
   Cash and cash equivalents                          $  163.0          $   95.9
   Trade accounts receivable, net                        266.9             219.8
   Inventories                                           392.3             427.8
   Other current assets                                   31.1              27.7
   Property, plant and equipment, net                    902.2             939.6
   Other assets, net                                     408.1             429.2
                                                      --------          --------
      Total assets                                    $2,163.6          $2,140.0
                                                      ========          ========

Liabilities and stockholders' equity:
   Current liabilities, excluding debt                $  412.0          $  378.0
   Current and long-term debt                            884.9             992.5
   Other liabilities                                     342.1             269.4
   Stockholders' equity                                  524.6             500.1
                                                      --------          --------
      Total liabilities and stockholders' equity      $2,163.6          $2,140.0
                                                      ========          ========


(a) Includes rationalization charges of $0.5 million and $1.7 million for the fourth quarters of 2008 and 2007, respectively, and $3.3 million and $5.5 million for the years ended 2008 and 2007, respectively.
(b) Includes rationalization charges of $1.8 million and $7.9 million for the fourth quarter and year ended December 31, 2008, respectively.
(c) Includes rationalization charges of $1.0 million and $0.2 million for the years ended 2008 and 2007, respectively.


                              SILGAN HOLDINGS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                         For the year ended December 31,
                              (Dollars in millions)


                                                                     2008         2007
                                                                     ----         ----
Cash flows provided by (used in) operating activities:
   Net income                                                      $ 131.6      $ 122.8
   Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation and amortization                                 145.3        139.3
       Rationalization charges                                        12.2          5.7
       Other                                                          16.3        (13.6)
       Other changes that provided (used) cash, net
        of effects from acquisitions:
           Trade accounts receivable, net                            (49.5)        24.3
           Inventories                                                37.9         11.5
           Trade accounts payable and other changes, net              51.6        (10.3)
                                                                   -------      -------
       Net cash provided by operating activities                     345.4        279.7
                                                                   -------      -------

Cash flows provided by (used in) investing activities:
   Purchases of businesses, net of cash acquired                     (14.5)        (7.8)
   Capital expenditures                                             (122.9)      (155.0)
   Proceeds from asset sales                                           1.7          3.9
                                                                   -------      -------
       Net cash used in investing activities                        (135.7)      (158.9)
                                                                   -------      -------

Cash flows provided by (used in) financing activities:
   Dividends paid on common stock                                    (26.0)       (24.3)
   Changes in outstanding checks - principally vendors               (41.8)        (7.2)
   Net repayments and other financing activities                     (74.8)       (10.1)
                                                                   -------      -------
       Net cash used in financing activities                        (142.6)       (41.6)
                                                                   -------      -------

Cash and cash equivalents:
   Net increase                                                       67.1         79.2
   Balance at beginning of year                                       95.9         16.7
                                                                   -------      -------
   Balance at end of period                                        $ 163.0      $  95.9
                                                                   =======      =======


                                       SILGAN HOLDINGS INC.
                    RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                            (UNAUDITED)
                            For the quarter and year ended December 31,

                                              Table A
                                              -------


                                                   Fourth Quarter           Year Ended
                                                   --------------           ----------
                                                   2008      2007         2008       2007
                                                   ----      ----         ----       ----

Net income per diluted share as reported          $0.64     $0.52        $3.44      $3.22

Adjustments:
  Rationalization charges, net of tax              0.05      0.03         0.25       0.10
                                                  -----     -----        -----      -----
Adjusted net income per diluted share             $0.69     $0.55        $3.69      $3.32
                                                  =====     =====        =====      =====


                                       SILGAN HOLDINGS INC.
                    RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                            (UNAUDITED)
                                  For the quarter and year ended,

                                              Table B
                                              -------


                                                 First Quarter                      Year Ended
                                                 -------------                      ----------
                                                   March 31,                       December 31,
                                                   ---------                       ------------
                                               Estimated     Actual             Estimated    Actual
                                               ---------     ------             ---------    ------
                                             Low      High                    Low      High
                                             2009     2009     2008           2009     2009    2008
                                             ----     ----     ----           ----     ----    ----
Net income per diluted share as estimated
  for 2009 and as reported for 2008         $0.65    $0.75    $0.55          $3.75    $3.95   $3.44

Adjustments:
  Rationalization charges, net of tax         --       --      0.08            --       --     0.25
                                            -----    -----    -----          -----    -----   -----
Adjusted net income per diluted share
  as estimated for 2009 and presented
     for 2008                               $0.65    $0.75    $0.63          $3.75    $3.95   $3.69
                                            =====    =====    =====          =====    =====   =====

                              SILGAN HOLDINGS INC.
                      RECONCILIATION OF FREE CASH FLOW (2)
                                   (UNAUDITED)
                         For the year ended December 31,
                              (Dollars in millions)

                                     Table C
                                     -------



                                                     2008           2007
                                                     ----           ----

Net cash provided by operating activities          $ 345.4        $ 279.7

  Capital expenditures                              (122.9)        (155.0)
  Changes in outstanding checks                      (41.8)          (7.2)
                                                   -------        -------
Free cash flow                                     $ 180.7        $ 117.5
                                                   =======        =======

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure. The Company's management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions. Free cash flow is defined as net cash provided by operating activities adjusted for capital expenditures and changes in outstanding checks. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.